Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (August 8, 2012) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended June 30, 2012, of $5,055,000 or $0.64 per share. This compares to net income of $375,000 or $0.05 per share for the quarter ended March 31, 2012, and compares to net income of $4,389,000 or $0.56 per share for the quarter ended June 30, 2011.

Net income for the nine months ended June 30, 2012, was $10,369,000 or $1.32 per share, compared to a net loss of $23,153,000 or $(2.94) per share for the nine months ended June 30, 2011.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	6/30/12	3/31/12	6/30/11	6/30/12	6/30/11
EARNINGS DATA:
Net interest income	$11,716	12,097	13,176	37,932	38,911
Provision for loan losses	3,000	5,000	68	10,500	49,394
Non-interest income	15,561	8,289	6,385	34,399	13,718
Non-interest expense	16,063	14,771	12,356	44,971	40,882
Income tax expense (benefit)	3,159	240	2,748	6,491	(14,494)

Net income (loss)	$5,055	375	4,389	10,369	(23,153)

FINANCIAL CONDITION DATA:
Total assets	$1,220,569	1,192,208	1,256,998	1,220,569	1,256,998
Total loans and mortgage-backed and related securities	925,279	996,805	1,074,187	925,279	1,074,187
Customer and brokered deposit accounts	865,416	870,585	881,987	865,416	881,987
Stockholders’ equity	161,209	156,528	144,575	161,209	144,575

FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$20.49	19.90	18.38	20.49	18.38
Earnings (loss) per share	0.64	0.05	0.56	1.32	(2.94)
Cash dividends paid per share	0.00	0.00	0.00	0.00	0.00
Return on assets (annualized net income divided by total average assets)	1.68%	0.13%	1.39%	1.12%	(2.29)%
Return on equity (annualized net income divided by average stockholders’ equity)	12.73%	0.96%	12.33%	8.87%	(19.77)%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614